EXHIBIT 99.1

Provident Community Bancshares Reports Third Quarter Results

ROCK HILL, S.C., Oct. 26, 2009 (GLOBE NEWSWIRE) -- Provident Community Bancshares, Inc. (Nasdaq:PCBS) (the "Corporation") recorded a net loss to common shareholders of $754,000 for the three months ended September 30, 2009 as compared to net income of $306,000 for the same period in 2008. The decrease in net income for the period was due primarily to provision for loan losses of $1.4 million for the three months ended September 30, 2009 compared to $615,000 for the three months ended September 30, 2008. In addition, operating results were impacted by a compression of the net interest margin caused by declining interest rates and a decrease in non-interest income due to an other than temporary impairment charge of $739,000 related to investment securities. Net loss per common share was $0.36 (diluted) for the three months ended September 30, 2009, versus net income of $0.17 per common share (diluted) for the same period in 2008. The net loss to common shareholders for the nine months ended September 30, 2009 was $3.2 million, or $1.62 per share (diluted), compared to net income of $1.0 million or $0.58 per share (diluted), for the same period in 2008.

On March 13, 2009, the Corporation received $9.3 million in equity capital from the sale of preferred stock to the United States Department of Treasury as part of the federal government's Capital Purchase Program.

At September 30, 2009, assets totaled $465.3 million, an increase of $31.1 million, or 7.2% from $434.2 million at December 31, 2008. Investments and mortgage-backed securities at September 30, 2009, increased 40.6% to $144.6 million from $102.8 million at December 31, 2008. Net loans receivable decreased 5.5% year to date to $263.2 million at September 30, 2009 as a result of lower demand. Asset growth was funded by an increase in deposits. Growth in lower cost transaction accounts and time deposits resulted in deposits increasing 9.7%, or $29.9 million, to $336.7 million at September 30, 2009 compared to $306.8 million at December 31, 2008. The growth in deposits was primarily driven by an increase in lower cost transaction accounts as a result of special product promotions. Shareholders' equity increased $7.2 million, or 30.1%, to $31.1 million at September 30, 2009 from $23.9 million at December 31, 2008 due primarily to the equity funds of $9.3 million of proceeds from the issuance of preferred stock and a $1.1 million decrease in unrealized losses on securities available for sale, offset by a net loss of $3.2 million.

Dwight V. Neese, President and CEO, said, "We continue to aggressively attack the issues caused by the current credit cycle. As has been the case this year for us and most other banks, a decrease in the net interest margin due to the declining rate environment and higher loan loss provisions have constrained our earnings. While 2009 will continue to present many challenges for the financial sector, including community banks, we believe that the steps that we have taken with our loan review and risk management systems and technology improvements will prepare us for any upcoming issues. Our holding company and our bank both exceed the regulatory well capitalized levels and we will continue to focus our attention on core operations with the goal of enhancing long-term value for our shareholders."

Nonperforming assets were $26.8 million as of September 30, 2009, or 5.7% of total assets, as compared to $16.7 million at December 31, 2008, an increase of $10.1 million. Real estate acquired through foreclosure increased $5.5 million, to $6.1 million at September 30, 2009 from $667,000 at December 31, 2008, as a result of foreclosure on commercial real estate properties. All foreclosed properties are reappraised and recorded at the lower of cost or fair market value. Bad debt charge-offs, net of recoveries, were $2.8 million through September 30, 2009 compared to $449,000 for the same period in 2008. The downturn in the residential housing market continues to be the primary factor leading to the deterioration in these loans. Management has allocated specific reserves to these and other non accrual loans that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral.

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Global Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

The Provident Community Bancshares, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4963

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation's performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Annual Report in Form 10-K for the year ended December 31, 2008, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and nine months ended September 30, 2009, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. The results of operations for the three and nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the full fiscal year.

                         Financial Highlights
         (Unaudited) ($ in thousands, except per share data)

                             Three Months Ended     Nine Months Ended
                               September 30,          September 30,
                            ------------------------------------------
Income Statement Data         2009        2008       2009       2008
---------------------       ------------------------------------------

 Net interest income           $2,454     $2,396     $6,906     $7,362
 Provision for loan losses      1,425        615      5,050      1,290
                            ------------------------------------------
 Net interest income after
  loan loss provision           1,029      1,781      1,856      6,072
 Non-interest income              413      1,062      1,164      2,796
 Non-interest expense           2,480      2,456      7,613      7,528
 Provision (benefit) for
  income taxes                   (402)        81     (1,696)       298
                            ------------------------------------------
 Net income (loss)               (636)       306     (2,897)     1,042
 Accretion of preferred
  stock to redemption value         2         --          5         --
 Preferred dividends
  accrued                         116         --        258         --
                            ------------------------------------------
 Net income (loss) to
  common shareholders           ($754)      $306    ($3,160)    $1,042
                            ==========================================
 Income (loss) per common
  share: basic                 ($0.36)     $0.17     ($1.62)     $0.58
                            ==========================================
 Income (loss) per common
  share: diluted               ($0.36)     $0.17     ($1.62)     $0.58
                            ==========================================
 Weighted Average Number of
  Common Shares Outstanding

 Basic                      1,790,599  1,784,549  1,789,455  1,783,810
 Diluted                    1,790,599  1,786,274  1,789,455  1,791,424
 Cash dividends per share       $0.00     $0.115      $0.06     $0.345

                                At        At
Balance Sheet Data           9/30/09    12/31/08
------------------          --------------------

  Total assets              $ 465,276  $ 434,218
  Cash and due from banks      20,282     21,370
  Investment securities       144,647    102,848
  Loans                       272,292    285,443
  Allowance for loan losses     9,063      6,778
  Deposits                    336,680    306,821
  FHLB advances and other
   borrowings                  81,865     88,505
  Junior subordinated
   debentures                  12,372     12,372
  Shareholders' equity         31,113     23,924
  Preferred shares
   outstanding                  9,266         --
  Common shares outstanding 1,790,599  1,787,092
  Book value per
   share-common             $   12.20  $   13.39
  Equity to assets               6.69%      5.51%
  Total loans to deposits       80.88%     93.03%
  Allowance for loan losses
  to total loans                 3.34%      2.37%

 Asset Quality
 -------------

  Nonperforming loans       $  20,662  $  16,001
  Other real estate owned       6,129        667
                            --------------------
   Total nonperforming
   assets                      26,791     16,668
  Net loan charge-offs      $   2,765  $     786
  Allowance for loan losses
   to nonperforming assets      33.83%     42.36%

CONTACT:  Provident Community Bancshares, Inc.
          Dwight V. Neese, President & CEO
          803-980-1863